EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of MacroShares Housing Depositor, LLC with respect to MacroShares Major Metro Housing Down Trust (the “Registration Statement”) of our report dated August 1, 2008, relating to the statement of assets and liabilities of MacroShares Major Metro Housing Down Trust at July 15, 2008, which appears in such Registration Statement. We also consent to the references to us under the headings “Experts”, “Reports to Shareholders”, “Appendix A”, “Appendix B” and “Appendix C” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

August 6, 2008